Exhibit 99.1

PRESS RELEASE

April 27, 2017

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS

FOR THE FIRST QUARTER OF 2017

Gillette, Wyo. (BUSINESSWIRE) — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the first quarter of 2017.

Highlights and Recent Developments

	Quarter Ended
(in millions, except per ton amounts)	03/31/17	03/31/16
Net income (loss)	$(20.1)	$(36.4)
Adjusted EBITDA (1)	$20.4	$(1.3)
Shipments - owned and operated mines (tons)	14.0	13.0
Realized price per ton sold	$12.10	$12.65
Average cost per ton sold	$9.78	$11.15
Cash margin per ton sold (2)	$2.32	$1.50
Shipments - Asian exports (tons)	0.5	0.2

(1)   Non-GAAP financial measure; see definition and reconciliation below in this release and the attached tables.

(2)   Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

•                  Net income (loss) of $(20.1) million, Adjusted EBITDA of $20.4 million, and an average cost of $9.78 per ton, were all improved results as compared to the first quarter of 2016.

•                  Exported 0.5 million tons during the first quarter and have contracted 3.3 million total tons of Asian export sales to be delivered in 2017.

•                  The Company received proceeds, net of underwriting discounts and commissions, of $64.7 million on the issuance of 13.5 million shares of common stock.  Equity issuance proceeds funded the full $64.5 million redemption of the outstanding 2019 Senior Notes.  These transactions resulted in a reduction in outstanding long-term debt and no debt maturities until 2021.

•                  Ended the quarter with total available liquidity of $455 million.

Colin Marshall, President and Chief Executive Officer, commented, “Our lower operating costs reflect the many cost control and efficiency initiatives we put in place during 2016 to adapt to lower shipments.  We delivered a solid operational and financial performance in the first quarter as the industry environment continued to improve.  During the quarter, we continued to increase our export shipments, although the volume ramp-up was challenged by severe weather in the Pacific Northwest that negatively impacted rail performance.  We currently have contracted 3.3 million tons to be exported during 2017, with additional sales anticipated as the year progresses.”

Health, Safety, and Environment

During the first quarter of 2017, of the Company’s approximately 1,150 full-time mine site employees, there was one reportable injury resulting in a Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of 0.34.  During the 36 MSHA inspector days at the mine sites during the quarter, the Company received one significant and substantial citation with an assessment totaling $934.

There were no reportable environmental incidents during the quarter.

Consolidated Business Results

	Quarter Ended
(in millions, except per ton amounts)	03/31/17	03/31/16
Total tons sold	14.1	13.0
Total revenue	$195.7	$181.2
Net income (loss)	$(20.1)	$(36.4)
Adjusted EBITDA (1)	$20.4	$(1.3)
Diluted EPS	$(0.30)	$(0.59)

(1)   Non-GAAP financial measure; see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

The Owned and Operated Mines segment comprises the results of mine site sales from the Company’s three mines primarily to its domestic utility customers and also to the Logistics and Related Activities segment.

	Quarter Ended
(in millions, except per ton amounts)	03/31/17	03/31/16
Tons sold	14.0	13.0
Revenue	$173.6	$167.2
Cost of product sold	$139.0	$146.9
Realized price per ton sold	$12.10	$12.65
Average cost of product sold per ton	$9.78	$11.15
Cash margin per ton sold (1)	$2.32	$1.50
Segment Adjusted EBITDA (2)	$33.7	$15.5

(1)   Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

(2)   Non-GAAP financial measure; see definition and reconciliation below in this release and the attached tables.

Shipments during the first quarter of 2017 were stronger than the first quarter of 2016, supported by higher natural gas prices of around $3.00 per MMBtu. Utility coal-fired power plants continued to run during the quarter and drew down coal inventories, although not as much as anticipated due to the very mild winter.

Revenue from the Owned and Operated Mines segment increased four percent in the first quarter of 2017 compared to the first quarter of 2016 due to higher shipments, partially offset by lower average realized prices per ton.  Cost per ton improved to $9.78 for the first quarter of 2017 compared with $11.15 for the first quarter of 2016.  The year-over-year improvement was driven by increased shipments and the cost reduction and efficiency measures taken during 2016.

Logistics and Related Activities

The Logistics and Related Activities segment comprises the results of the Company’s logistics and transportation services to its domestic and international customers.

	Quarter Ended
(in millions, except per ton amounts)	03/31/17	03/31/16
Total tons delivered	0.6	0.3
Asian exports (tons)	0.5	0.2
Domestic (tons)	0.1	0.1
Revenue	$28.2	$14.0
Total cost of product sold	$35.7	$21.9
Realized gain on financial instruments	$—	$1.8
Segment Adjusted EBITDA (1)	$(2.6)	$(6.9)

(1)   Non-GAAP financial measure; see definition and reconciliation below in this release and the attached tables.

The Company exported 0.5 million tons to Asian customers during the first quarter of 2017.  This reflected the continued start-up of export shipments announced in the third quarter of 2016, driven by increased international thermal coal demand and pricing.  Adjusted EBITDA includes certain minimum payments pursuant to the Company’s new rail and port agreements and unexpectedly high demurrage charges caused by rail delays moving the coal to the terminal.  The Company has currently contracted 3.3 million tons to export during 2017 and is planning to export approximately 5 million tons during the full year, which will largely be dependent on rail and port performance and prevailing prices.

Cash, Liquidity, and Financial Position

Cash and cash equivalents as of March 31, 2017 were $100.5 million.  During the first quarter, the cash inflow from operations totaled $19.7 million, while capital expenditures (excluding capitalized interest) used $4.1 million.

At March 31, 2017, there were no borrowings outstanding under the A/R Securitization Program, which had an available borrowing capacity of approximately $22 million.  On January 31, 2017, the A/R Securitization Program was amended to extend the term to January 23, 2020 to allow for the ability to issue letters of credit and to reduce the combined maximum borrowing capacity, subject to terms and conditions, for both cash and letters of credit to $70 million.

At March 31, 2017, the available borrowing capacity under the $400 million Credit Agreement was approximately $332 million, which reflects approximately $68 million of outstanding, undrawn letters of credit used as collateral for its reclamation bonds.  The Company ended the quarter with total available liquidity of $455 million.

Throughout 2016 and early 2017, the Company made considerable progress improving its financial position, as it exited reclamation self-bonding, completed Exchange Offers on its senior notes, and renegotiated the throughput contracts with Westshore and BNSF.  During the quarter, the Company issued 13.5 million shares of common stock for proceeds, net of underwriting discounts and commissions, of $64.7 million.  These proceeds were used to retire the remaining 2019 Senior Notes, which were redeemed, including a premium of 101.417 and accrued and unpaid interest, for a total payment of $64.5 million.  The Company now has no debt maturities until 2021.

Government Affairs

The early actions of the Trump administration and Congress have brought some welcome regulatory relief for the industry. The overturning of the Stream Protection Rule using the Congressional Review Act and the recent Executive Orders that directed a review of the Waters of the U.S rule and the Clean Power Plan, the lifting of the federal coal-leasing moratorium and halting of the associated Programmatic Environmental Impact Statement will help U.S. coal producers.  The suspension and re-evaluation of the 2017 federal coal valuation rule is also a positive change for the Company’s export logistics business as the Department of the Interior reverts to the previous long-standing methodology during this re-evaluation and removes the complexity and uncertainty that the new rule would have introduced.  These actions are important and welcome, serving to add predictability and eliminate new and unnecessary costs for mining operations.  Looking forward, the Company is optimistic that Congress and the current administration will support the development and commercialization of advanced coal technology, as well as establish a regulatory framework that gives utilities the confidence to invest in the nation’s critical coal power plant fleet, which provides safe, reliable and affordable electricity across the U.S.

Domestic Outlook

Mine shipments to domestic customers for the first quarter were 13.5 million tons, in line with customer schedules and reflecting the usual seasonal suspension of shipments on the Great Lakes.  With natural gas prices around $3.00 per MMBtu, utilities have maintained their consumption levels of PRB coal and are taking their contracted coal.  The latest data from the U.S. Energy Information Administration (“EIA”) shows that natural gas inventories have declined by 368 BCF, or 14.8 percent, due to winter heating demand and reduced production, compared to 2016 levels.  Energy Ventures Analysis (“EVA”) estimates that PRB coal inventories at utilities were 82 million tons as of the end of the first quarter of 2017, a decline of 15 million tons from first quarter 2016 levels.  Unfortunately, the very mild winter prevented PRB stockpiles from declining further, resulting in continued elevated levels.  Full year shipments will largely depend on the level of summer cooling demand, natural gas prices and associated coal burn.  These factors will dictate the level of third quarter coal buying and shipments utilities require in preparation for winter.

For 2017, the Company is currently planning to ship between 55 and 60 million tons, with current commitments to sell 56 million tons, which includes 3.3 million tons with export customers.  Of this committed production, 55 million tons are under fixed-price contracts with a weighted-average price of $12.19 per ton.  The approximately 2 million committed tons for 2017 that the Company priced during the first quarter of 2017 were at an average price of $11.39 per ton, in line with the prevailing prices at that time.

The Company is currently contracted to sell 29 million tons in 2018, all to domestic customers.  Of this committed production, 27 million tons are under fixed-price contracts with a weighted-average price of $12.51 per ton.  Utilities continue to delay new coal purchases due to their elevated stockpiles after the very mild winter.  While this maximizes their flexibility, it could lead to some price support for coal during periods of increased natural gas prices and electricity demand.

“The current outlook for U.S. thermal coal producers is a lot brighter than it was at this time last year.  After good first quarter shipments, many of our customers are indicating that they will continue to take their contracted tons and will buy more coal for in-year delivery, if summer demand is elevated.  We remain optimistic that the PRB could see year-over-year demand grow by approximately 10 million tons or more if natural gas prices remain above $3.00 per MMBtu, and we have a normal summer,” said Marshall.

International Outlook

International thermal coal prices remained solid during the first quarter of 2017 as China continued to manage its domestic production levels and increase imports. This left international coal supplies better matched to demand.  Disruptions to Australian coal producers caused by Cyclone Debbie in late March are forecast to impact the rail system until early May. While metallurgical coal prices have risen rapidly, Newcastle thermal coal prices have stabilized above $80 per tonne. It will take some time for the full impacts of the disruption from Cyclone Debbie to work their way through the system as buyers wait for supply to resume or find alternative coal sources.

Sustained international prices have allowed the Company to book export sales of 3.3 million tons for delivery throughout 2017.  Strong demand should allow total 2017 export sales volumes of approximately 5 million tons dependent on the capacity of the rail and port system to increase shipment rates.  The Company continues to receive strong interest from Asian customers for its Spring Creek coal and will seek to layer in sales for the remainder of 2017 as opportunities arise.

2017 Guidance — Financial and Operational Estimates

“First quarter shipments showed a marked improvement over the first quarter of 2016, with solid demand from both domestic and international customers.  Although the early end to winter and export rail challenges negatively impacted our performance, we are now looking ahead to steady summer demand and normalized export rail performance.  While 2017 will hold plenty of challenges, including a traditionally soft second quarter, the actions we took in 2016 to control our costs and improve our financial position mean we are well placed to successfully manage through the current environment and prosper as it improves,” commented Marshall.

As explained in the February 2017 earnings call, reaching the top of the Adjusted EBITDA range would have required an increase in the price of export sales from then prevailing levels.  To reflect year-to-date sales made since then, the Company is lowering the top end of its Adjusted EBITDA guidance range by $10 million to $110 million.  The following table provides the current outlook and assumptions for selected 2017 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for the three mines(1)	55 — 60 million tons
Committed sales with fixed prices	Approximately 55 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.19 per ton
Adjusted EBITDA(2)	$80 — $110 million
Net interest expense	Approximately $40 million
Cash interest paid	Approximately $45 million
Depreciation, depletion, amortization, and accretion	$70 — $80 million
Capital expenditures	$20 — $30 million

(1)               Inclusive of intersegment sales.

(2)               Non-GAAP financial measure; please see definition below in this release.  Management did not prepare estimates of reconciliation with comparable GAAP measures, including net income, because information necessary to provide such a forward-looking estimate is not available without unreasonable effort.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on April 27, 2017 to review the results and current business conditions.  The call will be webcast live over the Internet from www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at (855) 793-3260 (domestic) or (631) 485-4929 (international) and entering pass code 99044502.

Following the live webcast, a replay will be available at the same URL on the website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering pass code 99044502.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2016, Cloud Peak Energy shipped approximately 59 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,300 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately three percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related quarterly investor presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or words of similar meaning.  Forward-looking statements may include, for example:  (1) our outlook for 2017 and future periods for Cloud Peak Energy, the Powder River Basin (“PRB”) and the industry in general; (2) our operational, financial and shipment guidance, including export shipments; (3) estimated thermal coal demand by domestic and Asian utilities; (4) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (5) our ability to sell additional tons in 2017 and future periods at improved, economic prices; (6) the impact of the Trump administration energy policies, ongoing state, local and international anti-coal regulatory and political developments, NGO activities and global climate change initiatives; (7) potential commercialization of carbon capture technologies for utilities; (8) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (9) the timing and extent of any sustained recovery for depressed coal industry conditions, domestically and internationally; (10) the impact of industry conditions on our financial performance, liquidity and compliance with the financial covenants in our Credit Agreement; (11) our ability to manage our take-or-pay exposure for currently committed port and rail capacity; (12) our future liquidity and access to sources of capital and credit to support our existing operations and growth opportunities, including our ability to renew or replace our credit facility before its early 2019 termination; (13) the impact of our hedging programs; (14) our ability to renew or obtain surety bonds to meet regulatory requirements; (15) our cost management efforts; (16) operational plans for our mines; (17) business development and growth initiatives; (18) our plans to acquire additional coal to maintain and extend our mine lives; (19) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other Northern PRB assets, and our potential exercise of options for Crow Tribal coal; (20) potential development of additional export terminal capacity and increased future access to existing or new capacity; (21) industry estimates of the U.S. Energy Information Administration and other third party sources; and (22) other statements regarding our current plans, strategies, expectations, beliefs, assumptions, estimates and prospects concerning our business, operating results, financial condition, industry, economic conditions, government regulations, energy policies and other matters that do not relate strictly to historical facts.

These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  The following factors are among those that may cause actual results to differ materially and adversely from our forward-looking statements: (1) the timing and extent of any sustained recovery in the coal industry, domestically and internationally, and the impact of ongoing or further depressed industry conditions on our financial performance, liquidity and financial covenant compliance; (2) the prices we receive for our coal and logistics services, our ability to effectively execute our forward sales strategy, and changes in utility purchasing patterns resulting in decreased long term purchases of coal; (3) the timing of reductions or increases in customer coal inventories; (4) our ability to obtain new coal sales agreements on favorable terms, to resolve customer requests for reductions or deferrals, and to respond to any cancellations of their committed volumes on terms that preserve the amount and timing of our forecasted economic value; (5) the impact of increasingly variable and less predictable demand for thermal coal based on natural gas prices, summer cooling demand, winter heating demand, economic growth rates and other factors that impact overall demand for electricity; (6) our ability to efficiently and safely conduct our mining operations and to adjust our planned production levels to respond to market conditions and effectively manage the costs of our operations; (7) competition with other producers of coal and with traders and re-sellers of coal, including the current oversupply of thermal coal, the impacts of currency exchange rate fluctuations and the strong U.S. dollar, and government environmental, energy and tax policies and regulations that make foreign coal producers more competitive for international transactions; (8) the impact of coal industry bankruptcies on our competitive position relative to other companies who have recently emerged from bankruptcy with reduced leverage and potentially reduced operating costs; (9) competition with natural gas, wind, solar and other non-coal energy resources, which may continue to increase as a result of low domestic natural gas prices, the declining cost of renewables, and due to environmental, energy and tax policies, regulations, subsidies and other government actions that encourage or mandate use of alternative energy sources; (10) coal-fired power plant capacity and utilization, including the impact of climate change and other environmental regulations and initiatives, energy policies, political pressures, NGO activities, international treaties or agreements and other factors that may cause domestic and international electric utilities to continue to phase out or close existing coal-fired power plants, reduce or eliminate construction of any new coal-fired power plants, or reduce consumption of coal from the PRB; (11) the failure of economic, commercially available carbon capture technology to be developed and adopted by utilities in a timely manner; (12) the impact of “keep coal in the ground” campaigns and other well-funded, anti-coal initiatives by environmental activist groups and others targeting substantially all aspects of our industry; (13) our ability to offset declining U.S. demand for coal and achieve longer term growth in our business through our logistics revenue and export sales, including the significant impact of Chinese and Indian thermal coal import demand and production levels from other basins on overall seaborne coal prices; (14) railroad, export terminal and other transportation performance, costs and availability, including the availability of sufficient and reliable rail capacity to transport PRB coal, the development of future export terminal capacity and our ability to access capacity on commercially reasonable terms; (15) the impact of our rail and terminal take-or-pay commitments if we do not meet our required export shipment obligations; (16) weather conditions and weather-related damage that impact our mining operations, our customers, or transportation infrastructure; (17) operational, geological, equipment, permit, labor, and other risks inherent in surface coal mining; (18) future development or operating costs for our development projects exceeding our expectations; (19) our ability to successfully acquire coal and appropriate land access rights at economic prices and in a timely manner and our ability to effectively resolve issues with conflicting mineral development that may impact our mine plans; (20) the impact of asset impairment charges if required as a result of challenging industry conditions or other factors; (21) our plans and objectives for future operations and the development of additional coal reserves, including risks associated with acquisitions; (22) the impact of current and future environmental, health, safety, endangered species and other laws, regulations, treaties, executive orders, court decisions or governmental policies, or changes in interpretations thereof and third-party regulatory challenges, including additional requirements, uncertainties, costs, liabilities or restrictions adversely affecting the use, demand or price for coal, our mining operations or the logistics, transportation, or terminal industries; (23) the impact of required regulatory processes and approvals to lease coal and obtain permits for coal mining operations or to transport coal to domestic and foreign customers, including third-party legal challenges to regulatory approvals that are required for some or all of our current or planned mining activities; (24) any increases in rates or changes in regulatory interpretations or assessment methodologies with respect to royalties or severance and production taxes and the potential impact of associated interest and penalties; (25) inaccurately estimating the costs or timing of our reclamation and mine closure obligations and our assumptions underlying reclamation and mine closure obligations; (26) our ability to obtain required surety bonds and provide any associated collateral on commercially reasonable terms; (27) the availability of, disruptions in delivery or increases in pricing from third-party vendors of raw materials, capital equipment and consumables which are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel, and rubber; (28) our assumptions concerning coal reserve estimates; (29) our relationships with, and other conditions affecting, our customers (including our largest customers who account for a significant portion of our total revenue) and other counterparties, including economic conditions and the credit performance and credit risks associated with our customers and other counterparties, such as traders, brokers, and lenders under our Credit Agreement and financial institutions with whom we maintain accounts or enter hedging arrangements; (30) the results of our hedging programs and changes in the fair value of derivative financial instruments that are not accounted for as hedges; (31) the terms and restrictions of our indebtedness; (32) liquidity constraints, access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance, including risks resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions for the coal sector or in general, changes in our credit rating, our compliance with the covenants in our debt agreements, the increasing credit pressures on our industry due to industry conditions, or any demands for increased collateral by our surety bond providers; (33) volatility in the price of our common stock, including the impact of any delisting of our stock from the New York Stock Exchange if we fail to meet the minimum average closing price listing standard; (34) our liquidity, results of operations, and financial condition generally, including amounts of working capital that are available; (35) litigation and other contingent liabilities; (36) the authority of federal and state regulatory authorities to order any of our mines to be temporarily or permanently closed under certain circumstances; and (37) other risk factors or cautionary language described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Form 8-K.

Additional factors, events or uncertainties that may emerge from time to time, or those that we currently deem to be immaterial, could cause our actual results to differ, and it is not possible for us to predict all of them.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related quarterly investor presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measure of Adjusted EBITDA (on a consolidated basis and for our reporting segments).  Adjusted EBITDA is intended to provide additional information only and does not have any standard meaning prescribed by generally accepted accounting principles in the United States of America. (“U.S. GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA is found in the tables accompanying this release.  EBITDA represents net income (loss) before: (1) interest income (expense), net, (2) income tax provision, (3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are:  (1) adjustments to exclude non-cash impairment charges, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, (3) adjustments to exclude debt restructuring costs, and (4) non-cash throughput amortization expense related to payments made to amend the BNSF and Westshore agreements.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  In prior years the amortization of port and rail contract termination payments were included as part of EBITDA and Adjusted EBITDA because the cash payments approximated the amount of amortization being taken during the year.  During 2017, management determined that the non-cash portion of amortization arising from payments made in prior years as well as the amortization of contract termination payments should be adjusted out of EBITDA because the ongoing cash payments are now significantly smaller than the overall amortization of these payments and no longer reflect the transactional results.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income (loss).  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA is also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.

Our management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as compared to net income (loss) or other GAAP financial measures, as this non-GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors.  As a result of these exclusions, Adjusted EBITDA should not be considered in isolation and does not purport to be an alternative to net income (loss) or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

SOURCE: Cloud Peak Energy Inc.

Contact:

Cloud Peak Energy Inc.
Lorri Owen, (720) 566-2932
Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenue	$195,728	$181,249
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion)	168,939	165,035
Depreciation and depletion	18,645	19,102
Accretion	1,821	2,582
(Gain) loss on derivative financial instruments	2,344	1,962
Selling, general and administrative expenses	10,714	13,775
Impairments	—	4,154
Debt restructuring costs	40	—
Other operating costs	176	284
Total costs and expenses	202,679	206,894
Operating income (loss)	(6,951)	(25,645)
Other income (expense)
Interest income	39	37
Interest expense	(12,912)	(11,051)
Other, net	(310)	(389)
Total other income (expense)	(13,183)	(11,403)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	(20,134)	(37,048)
Income tax benefit (expense)	(300)	1,421
Income (loss) from unconsolidated affiliates, net of tax	326	(748)
Net income (loss)	(20,108)	(36,375)
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	(1,821)	362
Income tax on postretirement medical and pension changes	—	(971)
Other comprehensive income (loss)	(1,821)	(609)
Total comprehensive income (loss)	$(21,929)	$(36,984)
Income (loss) per common share:
Basic	$(0.30)	$(0.59)
Diluted	$(0.30)	$(0.59)
Weighted-average shares outstanding - basic	66,132	61,191
Weighted-average shares outstanding - diluted	66,132	61,191

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$100,515	$83,708
Accounts receivable	32,698	49,311
Due from related parties	419	—
Inventories, net	70,001	68,683
Derivative financial instruments	—	752
Income tax receivable	1,344	1,601
Other prepaid and deferred charges	38,261	20,361
Other assets	802	741
Total current assets	244,040	225,157

Noncurrent assets
Property, plant and equipment, net	1,423,162	1,432,361
Goodwill	2,280	2,280
Other assets	45,059	54,978
Total assets	$1,714,541	$1,714,776

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$30,607	$27,678
Royalties and production taxes	60,404	63,018
Accrued expenses	35,829	35,857
Due to related parties	—	71
Other liabilities	2,570	2,567
Total current liabilities	129,410	129,191

Noncurrent liabilities
Senior notes	414,650	475,009
Asset retirement obligations, net of current portion	106,316	97,048
Accumulated postretirement medical benefit obligation, net of current portion	23,309	22,950
Royalties and production taxes	28,615	21,557
Other liabilities	16,515	17,360
Total liabilities	718,815	763,115

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 75,533 and 61,942 shares issued and 75,056 and 61,465 outstanding as of March 31, 2017 and December 31, 2016, respectively)	751	615
Treasury stock, at cost (477 shares as of both March 31, 2017 and December 31, 2016)	(6,498)	(6,498)
Additional paid-in capital	647,832	581,975
Retained earnings	333,578	353,685
Accumulated other comprehensive income (loss)	20,063	21,884
Total equity	995,726	951,661
Total liabilities and equity	$1,714,541	$1,714,776

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities
Net income (loss)	$(20,108)	$(36,375)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	18,645	19,102
Accretion	1,821	2,582
Impairments	—	4,154
Loss (income) from unconsolidated affiliates, net of tax	(326)	748
Distributions of income from unconsolidated affiliates	3,000	1,500
Deferred income taxes	—	(971)
Equity-based compensation expense	1,823	2,092
(Gain) loss on derivative financial instruments	2,344	1,962
Cash received (paid) on derivative financial instrument settlements	(336)	(2,309)
Non-cash interest expense related to early retirement of debt and refinancings	702	—
Net periodic postretirement benefit costs	(1,368)	2,413
Addback of debt restructuring costs	40	—
Payments for logistics contracts	(13,563)	—
Logistics throughput contract amortization expense	10,578	8,167
Other	2,150	(278)
Changes in operating assets and liabilities:
Accounts receivable	16,613	10,535
Inventories, net	(1,373)	1,453
Due to or from related parties	(419)	231
Other assets	(8,024)	5,553
Accounts payable and accrued expenses	7,744	(20,880)
Asset retirement obligations	(248)	(337)
Net cash provided by (used in) operating activities	19,695	(658)

Investing activities
Purchases of property, plant and equipment	(4,124)	(7,621)
Cash paid for capitalized interest	—	(352)
Investment in development projects	—	(750)
Other	—	18
Net cash provided by (used in) investing activities	(4,124)	(8,705)

Financing activities
Repayment of senior notes	(62,094)	—
Payment of debt refinancing costs	(402)	—
Payment of debt restructuring costs	(40)	—
Proceeds from issuance of common stock	68,850	—
Cash paid for equity offering	(4,434)	—
Other	(644)	(558)
Net cash provided by (used in) financing activities	1,236	(558)

Net increase (decrease) in cash and cash equivalents	16,807	(9,921)
Cash and cash equivalents at beginning of period	83,708	89,313
Cash and cash equivalents at end of period	$100,515	$79,392

Supplemental cash flow disclosures:
Interest paid	$4,893	$7,765
Income taxes paid (refunded)	$(257)	$27
Supplemental non-cash investing and financing activities:
Capital expenditures included in accounts payable	$869	$1,552
Assets acquired under capital leases	$—	$115

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA
	Three Months Ended
	March 31,
	2017	2016
Net income (loss)	$(20.1)	$(36.4)
Interest expense	12.9	11.1
Income tax (benefit) expense	0.3	(1.4)
Depreciation and depletion	18.6	19.1
EBITDA	11.7	(7.7)
Accretion	1.8	2.6
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains) (1)	2.3	2.0
Inclusion of cash amounts received (paid) (2)	(0.3)	(2.3)
Total derivative financial instruments	2.0	(0.3)
Impairments	—	4.2
Non-cash throughput amortization expense and contract termination payments	4.9	—
Adjusted EBITDA	$20.4	$(1.3)

(1)                                 Fair value mark-to-market (gains) losses reflected on the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income.

(2)                                 Cash amounts received and paid reflected within operating cash flows in the Unaudited Condensed Consolidated Statements of Cash Flows.

Adjusted EBITDA by Segment

	Three Months Ended
	March 31,
	2017	2016
Net income (loss)	$(20.1)	$(36.4)
Interest expense	12.9	11.1
Other, net	0.3	0.4
Income tax (expense) benefit	0.3	(1.4)
Income (loss) from unconsolidated affiliates, net of tax	(0.3)	0.7
Consolidated operating income (loss)	$(7.0)	$(25.6)

Owned and Operated Mines
Operating income (loss)	$11.9	$(5.4)
Depreciation and depletion	18.5	18.8
Accretion	1.7	2.4
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	2.3	2.0
Inclusion of cash amounts (received) paid	(0.3)	(4.1)
Total derivative financial instruments	2.0	(2.1)
Impairments	—	2.2
Other	(0.4)	(0.4)
Adjusted EBITDA	$33.7	$15.5

Logistics and Related Activities
Operating income (loss)	$(7.4)	$(7.8)
Derivative financial instruments:
Inclusion of cash amounts (received) paid	—	1.8
Total derivative financial instruments	—	1.8
Non-cash throughput amortization expense and one time contract termination payments	4.9	—
Other	(0.1)	(0.9)
Adjusted EBITDA	$(2.6)	$(6.9)

Other
Operating income (loss)	$(11.0)	$(12.3)
Depreciation and depletion	0.2	0.3
Accretion	0.2	0.2
Impairment	—	2.0
Other	0.3	—
Adjusted EBITDA	$(10.3)	$(9.8)

Eliminations
Operating income (loss)	$(0.4)	$(0.1)
Adjusted EBITDA	$(0.4)	$(0.1)

Tons Sold

	Q1	Q4	Q3	Q2	Q1	Year	Year	Year	Year
(in thousands)	2017	2016	2016	2016	2016	2016	2015	2014	2013
Mine
Antelope	7,375	8,070	8,612	6,273	6,853	29,807	35,167	33,647	31,354
Cordero Rojo	4,442	5,562	5,492	3,608	3,670	18,332	22,872	34,809	36,671
Spring Creek	2,210	3,111	2,854	1,946	2,437	10,348	17,027	17,443	18,009
Decker (50% interest)	—	—	—	—	—	—	—	1,079	1,519
Total	14,027	16,743	16,958	11,828	12,959	58,488	75,066	86,978	87,552